Exhibit 99.2

ZAGG Inc Reports Third Quarter Financial Results

●	Consolidated revenue of $59.8 million

●	Operating income of $7.1 million

●	Diluted EPS of $0.11, non-GAAP diluted EPS $0.26

●	Adjusted EBITDA of $12.0 million

●	Company raises 2012 revenue and adjusted EBITDA guidance

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc (NASDAQ: ZAGG) (www.ZAGG.com), a market leader in innovative mobile device accessories and technologies, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter Highlights (third quarter 2012 versus third quarter 2011)

●	Consolidated revenue increased 30% to $59.8 million

●	Operating income up 54% to $7.1 million

●	Gross margin of 44.5%

●	Diluted EPS increased 57% to $0.11

●	Non-GAAP net income increased 12% to $8.2 million, or $0.26 per diluted share

"We were pleased to see the business continue to advance, with year-over-year growth of 30%. During the quarter the company introduced several new products while continuing to focus and build upon our three strategic objectives: Creative Product Solutions; The Preferred Brand and Targeted Global Distribution,” said Randy Hales, President and interim CEO of ZAGG.

Third Quarter Results

Consolidated revenue for the third quarter of 2012 increased 30% to $59.8 million from $45.9 million in the same quarter last year.  Revenue by channel was 84% through indirect channels, 10% through ZAGG.com and iFrogz.com and 6% through the company’s mall cart and kiosk programs.

Gross profit for the third quarter of 2012 was $26.6 million or 44.5% of net sales, representing a 37% increase, versus $19.5 million or 42.4% of net sales in the third quarter of the prior year.

Operating income for the third quarter of 2012 was $7.1 million compared to $4.6 million for the third quarter of 2011, an increase of 54%.

Net income attributable to stockholders for the third quarter of 2012 was $3.4 million or $0.11 per diluted share as compared to net income attributable to stockholders of $2.2 million or $0.07 per diluted share in the third quarter of 2011.

Non-GAAP net income attributable to stockholders for the third quarter of 2012 was $8.2 million or $0.26 per diluted share as compared to non-GAAP net income attributable to stockholders of $7.3 million or $0.23 per diluted share in the third quarter of 2011 and $9.2 million or $0.29 per diluted share in the prior quarter.

Adjusted EBITDA for the third quarter of 2012 was $12.0 million versus $11.7 million of adjusted EBITDA in the third quarter of 2011, representing an increase of 3% over the prior year’s third quarter results.

About Non-GAAP Financial Information

ZAGG considers earnings before stock-based compensation expense, depreciation and amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, provision for income taxes, impairment of note receivable, other expense, and noncontrolling interest ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business.

In addition, ZAGG considers net income attributable to stockholders before stock-based compensation expense, depreciation and amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, impairment of note receivable, other expense, expense related to the former CEO’s departure, and noncontrolling interest (“non-GAAP net income attributable to stockholders”) to be a valuable metric of the operational performance of the Company.

These results should be considered in addition to results prepared in accordance with generally accepted accounting principles ("GAAP"), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and non-GAAP income attributable to stockholders, and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" immediately following the Condensed Consolidated Statements of Operations included below.

Outlook

ZAGG is increasing full year guidance for 2012 revenue to $259.0 million —$262.0 million, from the previous forecast of $256 million, and Adjusted EBITDA of $59.0 million — $62.0 million, from the previous range of $56 – $61 million. This compares to reported revenue for 2011 of $179.1 million and Adjusted EBITDA of $45.3 million.

Conference Call

A conference call will be held today at 5:30 p.m. EST to review these results. Participants may access via the Internet at the event website and on the Company website at: investors.ZAGG.com.  A podcast of the event will also be available online.

Non-GAAP Financial Disclosure

Investors are cautioned that the Adjusted EBITDA and non-GAAP net income attributable to stockholders (both defined above) contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission. We disclaim any obligation to update any forward looking statement contained in this release.

For more information about ZAGG or any of their products, please visit ZAGG.com.

About ZAGG Inc.
Headquartered in Salt Lake City, Utah, ZAGG Inc. (NASDAQ: ZAGG) is a global mobile device accessories and technology company that provides creative, quality product solutions to protect, personalize and enhance a consumer’s mobile experience. With a brand portfolio that includes ZAGG® and iFrogz™, ZAGG manufactures and markets a complete line of mobile device accessories, including keyboards, cases, audio and protective films, through direct, retail, specialty and international channels. ZAGG was formed in 2005 and had gross sales of $179 million in 2011. More information about the company and its brands is at www.ZAGG.com.

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete
303-415-0200
krogersc@genesisselect.com

Media:
Lane PR
Jane Taber
503-546-7888
jane@lanepr.com

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